UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ATLANTIS PLASTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ATLANTIS PLASTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2007

To our Stockholders:
     The 2007 Annual Meeting of Stockholders of Atlantis Plastics, Inc. will be held at 9:00 a.m., local time, on Wednesday, May 30, 2007 at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. At the meeting, stockholders will vote on the following matters:
1.	Election of seven directors, each for a term of one year; and

2.	Any other matters that properly come before the meeting and any postponement or adjournment thereof.
     Stockholders of record as of the close of business on April 4, 2007 are entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof.
     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.
By Order of the Board of Directors,
David Gershman
Secretary
Miami, Florida
April 25, 2007
THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

i

ATLANTIS PLASTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

     The enclosed proxy is solicited on behalf of Atlantis Plastics, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held on Wednesday, May 30, 2007, beginning at 9:00 a.m. local time, at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The purpose of this proxy statement is to solicit proxies from the holders of our Class A common stock for use at the annual meeting. Our Class B common stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and no proxies are being solicited from the holders of our Class B common stock.
     The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are being sent to stockholders is on or about April 25, 2007. You should review this information in conjunction with our 2006 Annual Report to Stockholders, which accompanies this proxy statement.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during 2006 and respond to questions from stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on the record date, April 4, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of stockholders?
     We currently have outstanding two classes of common stock, Class A common stock and Class B common stock, both of which are entitled to vote at the meeting. Each holder of the Class A common stock is entitled to one vote per share on all matters that are voted on at the meeting. The holders of Class A common stock will vote separately as a class to elect two of our directors. Each holder of the Class B common stock is entitled to 10 votes per share on all matters voted on at the meeting, except for the election of directors. The Class B common stockholders vote separately as a class to elect five of our directors. On all matters except the election of directors, the holders of both classes of common stock vote together as a single class.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of each of the Class A and Class B common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 6,141,009 shares of our Class A common stock and 2,114,814 shares of our Class B common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of each class of common stock is represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting without further notice.
How do I vote?
     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may revoke the proxy and change your vote at any time before the proxy is exercised by filing with us either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself automatically revoke a previously granted proxy.
What are the board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of our board of directors’ recommendations is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote for election of its nominees for directors.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees for directors. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Election of Directors. The holders of our Class A common stock and Class B common stock will vote separately as a class for the election of directors. The affirmative vote of a plurality of the votes cast at the meeting by each class of common stock (either in person or by proxy) is required for the election of directors by that class.
     Other Items. For each other item, the affirmative vote of a plurality of the votes cast at the meeting by both classes of stockholders, voting together as a single class (either in person or by proxy), will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum at the meeting. Accordingly, an abstention will have the effect of a negative vote on such matter.
What are the effects of “broker non-votes”?
     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum at the meeting. As a result, “broker non-votes” will have the effect of a negative vote on such matters.
Who will pay for the preparation of the proxy?
     We will pay the cost of preparing, assembling, and mailing the proxy statement, notice of meeting, and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.
     Our principal executive offices are located at 1870 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (800) 497-7659. A list of stockholders entitled to vote at the annual meeting will be made available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.
Annual Report and Other Matters
     Our 2006 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, to each stockholder who requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices, the address of which is set forth in this proxy statement.

STOCK OWNERSHIP
Who are the largest owners of our stock and how much do our directors and executive officers own?
     The following table shows the amount of each class of common stock beneficially owned as of April 4, 2007 by (a) each of our directors and nominees for director, (b) each of our current executive officers, (c) all of our current directors and executive officers as a group, and (d) each person known by us to own beneficially more than 5% of our outstanding common stock. Unless otherwise indicated, the address of each person is 1870 The Exchange, Suite 200, Atlanta, Georgia 30339.

	Class A Common Stock		Class B Common Stock
	Beneficially Owned(1)(2)		Beneficially Owned(1)
Name And Address	Shares	Percent(3)	Shares	Percent(3)	Voting Stock
Directors and Executive Officers

Cesar L. Alvarez (4) (5)	5,000	*	—	—	—

Larry D. Horner (4) (6)	5,000	*	—	—	—

Charles D. Murphy, III (4) (7)	19,114	*	—	—	*

V.M. “Bud” Philbrook (8) (9)	38,000	*	—	—	*

Earl W. Powell (4) (10)	1,426,114	23.2%	1,208,720	57.2%	49.5%

Paul G. Saari (8) (11)	52,900	*	—	—	*

Jay Shuster (4) (12)	41,900	*	—	—	*

Chester B. Vanatta (4) (13)	41,219	*	—	—	*

Peter Vandenberg, Jr. (4)	15,000	*	—	—	*

All directors and executive officers as a group (9 persons) (14)	1,644,247	26.4%	1,208,720	57.2%	50.0%

5% Stockholders

Phillip T. George (15)	639,591	10.4%	788,828	37.3%	31.3%

Stadium Capital Management, LLC (16)	823,241	13.4%	—	—	3.0%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have “beneficial ownership” of any shares that, as of April 4, 2007, such person has the right to acquire within 60 days after April 4, 2007. For purposes of computing the outstanding shares held by each person named above as of April 4, 2007, any shares that such person has the right to acquire within 60 days after April 4, 2007 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Although each named person is deemed to be the beneficial owner of shares that may be acquired within 60 days of April 4, 2007 through the exercise of exchange or conversion rights, and the Class B common stock is immediately convertible into Class A common stock on a one-for-one basis, the number of shares set forth opposite each person does not include shares of Class A common stock issuable upon exchange or conversion of Class B common stock.

(3)	The percentage of each class is calculated based upon the total number of shares of each class outstanding on April 4, 2007.

(4)	The named individual is a director of our company.

(5)	Includes 5,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(6)	Includes 5,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(7)	Includes 5,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(8)	The named individual is an executive officer of our company.

(9)	Includes 20,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(10)	The number of shares of Class A common stock indicated includes (i) 3,090 shares of Class A common stock beneficially owned by Mr. Powell’s spouse and held by her in an Individual Retirement Account, as to which Mr. Powell disclaims beneficial ownership; (ii) 1,409,211 shares directly owned by Mr. Powell; and (iii) 13,813 shares held of record by Trivest Plan Sponsor, Inc., a Delaware corporation (“Trivest Plan Sponsor”), which is owned by Dr. George and Mr. Powell. The number of shares of Class B common stock indicated includes (i) 844,202 shares directly owned by Mr. Powell, and (ii) 364,518 shares owned of record by CWB Limited Partnership (“CWB”), of which Mr. Powell is the sole limited partner. The general partner of CWB is Powell Western Investments, Inc., of which Mr. Powell is a director and a controlling stockholder. Mr. Powell’s address is c/o Trivest Partners, L.P., 2665 S. Bayshore Drive, Suite 800, Miami, Florida 33133.

(11)	Includes 10,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(12)	Includes 30,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(13)	Includes 5,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(14)	Includes 80,000 shares of Class A common stock subject to stock options that have vested or will vest within 60 days of April 4, 2007.

(15)	The number of shares of Class A common stock indicated includes (i) 545,956 shares directly owned by Dr. George; (ii) 79,822 shares held of record by Dr. George’s children, as to which Dr. George disclaims beneficial ownership; and (iii) 13,813 shares held of record by Trivest Plan Sponsor. Dr. George’s address is 2601 South Bayshore Drive, Suite 725, Miami, Florida 33133.

(16)	The information is as reported on Schedule 13G filed on July 12, 2006 with the SEC by Stadium Capital Management, LLC (“SCM”), Alexander M. Seaver (“Seaver”), Bradley R. Kent (“Kent”), and Stadium Capital Partners, L.P. (“SCP”). SCM is an investment adviser whose clients, including SCP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 823,241 shares of our common stock. Seaver and Kent are the managing members of SCM, which is also the general partner of SCP.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2006, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.
ELECTION OF DIRECTORS
     Our bylaws provide that our board of directors shall consist of not fewer than two nor more than nine members. At present, our board of directors consists of seven members: two directors elected by the holders of Class A common stock and five directors elected by the holders of Class B common stock. The present term of all such directors will expire at the meeting. The seven director nominees proposed to be elected at the meeting, if elected, will serve for a one-year term expiring at the 2008 annual meeting of stockholders and until their respective successors have been duly elected and qualified. Our board of directors proposes that the Class A director nominees described below, each of whom is currently serving as a Class A director, be re-elected by the holders of Class A common stock for a new one-year term and until their successors are duly elected and qualified.
Directors Standing for Election
     The holders of our Class A common stock, voting separately as a class, will elect two Class A directors at the meeting. Our board of directors has nominated Larry D. Horner and Chester B. Vanatta, each of whom is currently serving as a Class A director, to stand for re-election and proxies representing our Class A common stock will be voted for them absent contrary instructions. For additional information concerning Messrs. Horner and Vanatta, including a description of their business experience, please see “Management—Directors and Executive Officers.”
     The holders of our Class B common stock, voting separately as a class, will elect five Class B directors at the meeting. Our board of directors has nominated Earl W. Powell, Charles D. Murphy, III, Cesar L. Alvarez, Peter Vandenberg, Jr., and Jay Shuster, all of whom are currently serving as Class B directors, to stand for re-election.
     Our board of directors has no reason to believe that any nominee will refuse to act as a member of the board of directors or be unable to accept election. However, if any of the nominees for director recommended to be elected by the holders of Class A common stock is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
How are directors compensated?
     Fees. We pay each of our non-employee directors an annual fee of $40,000, which is paid quarterly. Additionally, we pay the chair of our executive committee $5,000 annually, our audit committee chair $10,000 annually, our compensation committee chair $10,000 annually, and our nominating and corporate governance committee chair $5,000 annually. We also reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors.
     Options. All of our directors are eligible to receive grants of stock options under one or more of our stock option plans. During 2006, our non-employee directors were granted stock options.
How often did the board meet during 2006?
     Our board of directors held four meetings during 2006. Each of our directors attended more than 75% of the total number of meetings of our board of directors and the committees on which he served. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our board of directors on the same day as our annual meeting of stockholders.

What committees has the board established?
     Our board of directors has established four standing committees: (a) an executive committee, (b) an audit committee, (c) a nominating and corporate governance committee, and (d) a compensation committee.
     Our board of directors has adopted written charters for the audit and nominating and corporate governance committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted a Whistle Blower Policy and a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We post on our website, at www.AtlantisPlastics.com, (a) the charters of our audit and nominating and corporate governance committees, (b) our Whistle Blower Policy and Code of Ethics for our Chief Executive Officer and Senior Financial Officers, and any amendments or waivers thereto, and (c) any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the Board of Directors of Atlantis Plastics, Inc. c/o any specified individual director or directors at the address of our company listed herein. Any such letters will be sent to the indicated directors.
     Executive Committee. The executive committee has, and may exercise, all of the power and authority of our board of directors in the management of our business and affairs. The current members of the executive committee are Mr. Horner, who chairs the committee, and Messrs. Powell, Vandenberg and Shuster. The executive committee held one meeting during 2006.
     Audit Committee. The primary responsibilities of the audit committee are set forth in its charter, and include reviewing and monitoring our corporate financial reporting and our external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent auditors, and our compliance with legal requirements that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors regarding the preparation of our financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by and fee arrangements with, our independent auditors. The current members of the audit committee are Mr. Vanatta, who chairs the committee, and Messrs. Horner and Murphy, each of whom is deemed an “independent director” under the Nasdaq rules, as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Messrs. Vanatta, Horner and Murphy (whose backgrounds are detailed below) qualify as “audit committee financial experts” in accordance with applicable rules and regulations of the SEC. The audit committee held nine meetings during 2006.
     Nominating and Corporate Governance Committee. The purpose and responsibilities of the nominating and corporate governance committee include (a) the identification of individuals qualified to become board members, (b) the selection or recommendation to the board of directors of nominees to stand for election as directors at each election of directors, (c) the development and recommendation to our board of directors of a set of corporate governance principles applicable to our company, (d) the oversight of the selection and composition of committees of our board of directors, and (e) the oversight of the evaluations of our board of directors and management. The nominating and corporate governance committee currently consists of Mr. Murphy, who chairs the nominating and corporate governance committee, and Messrs. Alvarez, Horner and Vanatta. The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, which may include such factors as strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. As discussed below, Messrs. Alvarez, Horner, Murphy and Vanatta of the nominating and corporate governance committee are independent, as that term is defined by the listing standards of Nasdaq. The nominating and corporate governance committee took action by unanimous written consent once during 2006.
     Compensation Committee. The purpose and responsibilities of the compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and determining and approving the compensation level of our Chief Executive Officer based on this evaluation. The compensation committee also recommends to our board of directors with respect to, or, as directed by our board of directors, determines and approves compensation of our other executive officers, and considers the grant of stock options to our executive officers under our stock option plans. The compensation committee has the exclusive power to make compensation decisions affecting Mr. Powell, Mr. Philbrook, and Trivest Partners, L.P. The current members of the compensation committee are Mr. Horner, who chairs the committee, and Messrs. Murphy and Vanatta. The compensation committee held three meetings in 2006 and took action by unanimous written consent once during 2006.
MANAGEMENT
Directors and Executive Officers
     The following table, together with the accompanying text, presents certain information, as of April 4, 2007, with respect to each of our directors and executive officers. Each of our directors is a U.S. citizen. Each of our directors is elected annually and serves until the next annual meeting of stockholders and until a successor is duly elected and qualified. Each of our executive officers serves until the election and qualification of his successor or until his death, resignation or removal by our board of directors.

NAME	AGE	POSITION(S) HELD WITH THE COMPANY
Earl W. Powell	68	Chairman of the Board and Interim Chief Executive Officer

Paul G. Saari	51	Senior Vice President of Finance and Chief Financial Officer

V.M. “Bud” Philbrook	53	President and Chief Operating Officer

Cesar L. Alvarez	59	Director

Larry D. Horner	73	Director

Charles D. Murphy, III	63	Director

Jay Shuster	52	Director

Chester B. Vanatta	71	Director

Peter Vandenberg, Jr.	51	Director
     There are no family relationships among our executive officers or directors.
     Earl W. Powell, one of our co-founders, has served as Chairman of our board of directors since our inception and as our Interim Chief Executive Officer since September 2006. Mr. Powell also served as our Chief Executive Officer until February 1995, and served as our President from November 1993 to February 1995. Mr. Powell also serves as Chairman of the Board and Chief Executive Officer of Trivest Partners, L.P., a private investment firm formed by Mr. Powell in 1981 that specializes in management services, acquisitions, dispositions, and leveraged buyouts. Mr. Powell also serves on the boards of directors of several privately held companies. Mr. Powell currently serves as a member of the University of Florida Board of Trustees, as Chairman of the Board of the University of Florida Investment Company, and as a Trustee of the John S. and James L. Knight Foundation.
     V.M. “Bud” Philbrook was appointed as President and Chief Operating Officer in September 2006. In May 2006 he had been appointed President of Operations. Mr. Philbrook joined the Company in November 2003 as President of our Plastic Films Group. From October 2002 until October 2003 he was President and Chief Executive Officer of Plassein International, Inc., which filed petitions for protection under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware in May 2003, and was ultimately sold as an on-going concern in September 2003. From October 2000 until October 2002, Mr. Philbrook served initially as Executive Vice President and later as Group Vice President of Consumer Packaging, North America, a diversified packaging unit of Huhtamaki Packaging Worldwide. From May 1998 through September 2000 he was President of Van Leer

Flexibles, L.P., a specialty films business. From 1987 through 1997, he held various positions with The Chinet Company, a disposable packaging subsidiary of Van Leer Packaging Worldwide.
     Paul G. Saari has served as our Senior Vice President of Finance and Chief Financial Officer since December 2000. From 1984 until November 2000, Mr. Saari was employed by Rock-Tenn Company, a manufacturer of specialty packaging, recycled paperboard, and paperboard products. Mr. Saari served as Rock-Tenn Company’s Vice President of Finance from 1994 to 2000, and as Treasurer from 1988 to 1994.
     Cesar L. Alvarez was appointed as one of our directors in May 1995. Mr. Alvarez has served as the President and Chief Executive Officer of Greenberg Traurig, LLP, an international law firm, for more than ten years. Greenberg Traurig, LLP provides legal services for us. See “Certain Relationships and Related Matters.” Mr. Alvarez also serves as Chairman of the board of directors for Pediatrix Medical Group, Inc. and Watsco, Inc., both of which are traded on the New York Stock Exchange. Mr. Alvarez is chairman of the audit committee of New River Pharmaceuticals, Inc. Mr. Alvarez is an independent director.
     Larry D. Horner was appointed as one of our directors in March 1995. He served as Chairman of the Board of Directors of Pacific USA Holdings Corp. from August 1994 until May 2001. Mr. Horner also served as Chairman of the Board and Chief Executive Officer of Asia Pacific Wire & Cable Company Ltd. until May 2001. Previously, he was a Managing Director of Arnhold & S. Bleichroeder, Inc. from April 1991 through August 1994. From 1964 until April 1991, Mr. Horner was a partner with Peat Marwick (now KPMG), and served as the firm’s Chairman and Chief Executive Officer from 1984 through 1991. Mr. Horner served as a director of Conoco Phillips until he retired from the board in May 2006. Mr. Horner serves as a director of Technical Olympics USA, Inc., Clinical Data, Inc., and UT Starcom, Inc. Mr. Horner also serves as a director of New River Pharmaceuticals, Inc., a public company that is listed on the National Association of Security Dealers, Inc. Mr. Horner is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Charles D. Murphy, III was appointed as one of our directors in October 1987, and is presently a financial consultant. From August 1990 until December 2003, Mr. Murphy was an Adjunct Professor of Finance at the School of Business and Management of the University of San Francisco. From June 1981 until December 1989, he was an officer of Sutro & Co. Incorporated, an investment banking and securities brokerage firm, and served most recently as Executive Vice President and Director of Corporate Finance for that firm. Mr. Murphy is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Jay Shuster was appointed as one of our directors in April 2001, and is a business consultant. Jay serves on the board of directors of Box-Board Products, Inc., a leading manufacturer of custom corrugated products and Orchids Paper Products Company, a publicly traded tissue and towel manufacturer. Jay also operates under year-to-year contractual arrangements for consulting services with Interstate Resources, a containerboard and packaging manufacturer. From May 1979 until September 2000, he worked for Rock-Tenn Company, most recently serving as their Chief Operating Officer from June 1991 until September 2000. Prior to joining Rock-Tenn Company, he was a certified public accountant with Arthur Andersen & Company (now Andersen LLP).
     Chester B. Vanatta was appointed as one of our directors in February 1987, and is a business consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. Mr. Vanatta was formerly Vice Chairman of Arthur Young & Company (now Ernst & Young LLP), certified public accountants. Mr. Vanatta is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Peter Vandenberg, Jr. was appointed as one of our directors in June 2003. Mr. Vandenberg is currently a Partner of Trivest Partners, L.P. and has worked at Trivest and its portfolio companies since 1987. He currently serves on the board of directors of Schoor DePalma, Inc., a leading design and engineering services firm for both public and private sectors and is Chairman of the board of directors of Lady of America Franchise Corporation, a franchisor of women-only fitness centers.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our executive compensation program is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. To meet these objectives, we seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals. Our executive compensation is comprised of three components: base salary, short-term cash incentive payments, and long-term equity incentive compensation.
     Our compensation committee administers the compensation program for our executives and key employees. In determining the allocation each year among current cash compensation, short-term incentive cash compensation, and long-tem equity incentive compensation the compensation committee considers the following factors: (a) our short and long-term business objectives, (b) competitive trends within our industry, and (c) the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets that increase stockholder value. When considering a proposed compensation package for an executive or key employee, the compensation committee considers the compensation package as a whole, including each element of total compensation. The compensation committee also considers each individual’s performance evaluations, experience level, and professional development.
Compensation Components
Base Salary
     Generally, the compensation committee seeks to establish executive base salaries at levels that enable us to remain competitive for qualified executives while avoiding paying amounts in excess of what we believe necessary to attract and retain such executives. Base salaries are generally reviewed annually to adjust base salary amounts after taking into account individual responsibilities, performance, and experience, as well as the Company’s performance.
     After evaluating the Company’s performance in 2006, the compensation committee decided not to increase from 2006 levels the base salaries for the executive officers named in the Summary Compensation Table (the “named executive officers”) for 2007. Mr. Powell, our Interim Chief Executive Officer, is not accepting any compensation for serving as Interim Chief Executive Officer.
Annual Cash Bonus Program.
     In addition to base salaries, the compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. The compensation committee aims to give comparable weight to both fixed cash compensation and performance-based cash compensation. Each year, the compensation committee determines a target bonus amount for each of the named executive officers. The target percentages are set at levels that, upon achievement of 100% of corporate and individual performance goals, are likely to result in bonus payments in amounts equal to 80% to 100% of each executive’s annual base salary. The compensation committee then develops final corporate performance goals that are set at a level the compensation committee believes is challenging, but reasonable, for management to achieve. Our practice is to award cash incentive compensation based on performance objectives. The compensation committee uses annual cash incentive compensation to reward our executives for company-wide performance by tying bonus awards to financial performance as well as specific personal and operational goals within the functional areas under their management.
     At the end of each year, the compensation committee determines the level of achievement for each corporate and individual performance goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of applicable corporate and individual goals. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.

     In 2006, the compensation committee established target bonus awards (as a percentage of base salary) of 80% to 100% for the named executive officers, based on our company achieving a targeted level of EBITDA growth during 2006. The compensation committee and board determined that the corporate performance target was not achieved. Accordingly, the named executive officers received no bonus awards for 2006.
     For 2007, the compensation committee and our board of directors have established target bonus awards (as a percentage of base salary) of 80% to 100% for the named executive officers, based on our company achieving an EBITDA growth target during 2007. The compensation committee believes that the performance goal it has set is challenging, but achievable.
Equity Awards.
     We believe that providing a significant portion of our executives’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The compensation committee and our board of directors develop their equity award determinations based on their judgments as to whether the total compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate, and adequately reward the executives.
     We grant equity awards through our 2001 Stock Award Plan, which was adopted by our board of directors and stockholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants. All of our employees, directors, and consultants are eligible to participate in the 2001 Stock Award Plan.
     Historically, we primarily awarded equity compensation in the form of stock options. The compensation committee may, however, consider issuing other forms of equity awards in the future, including restricted shares or restricted stock units.
Other Compensation.
     All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally.
Compensation Paid to Executive Officers
     The following table shows compensation for 2006 for the named executive officers.

Summary Compensation Table

								Change in
								Pension
							Non-Equity	Value and
Name							Incentive	Nonqualified
and					Stock	Option	Plan	Deferred	All Other
Principal		Salary		Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)		($)	($)	($)	($)	Earnings ($)	($)	($)
Earl W. Powell - Chairman of the Board and Interim Chief Executive Officer	2006	—		—	—	—	—	—	—	—

Anthony F. Bova - President and Chief Executive Officer	2006	428,186	(1)	—	—	—	—	—	150,000 (3)	578,186

V.M. “Bud” Philbrook - President and Chief Operating Officer	2006	304,804		—	—	83,233	—	—	—	388,037

Paul G. Saari - Senior Vice President of Finance and Chief Financial Officer	2006	267,455		—	—	41,617	—	—	—	309,072

John A. Geary - Senior Vice President and General Manager of Molded Plastics Group	2006	83,707	(2)	—	—	—	—	—	275,994 (3)	359,707

Total:		1,084,152		—	—	124,850	—	—	425,994	1,634,996

(1)	Mr. Bova’s employment was terminated on September 22, 2006.

(2)	Mr. Geary’s employment was terminated on May 8, 2006.

(3)	Represents severance payments made in connection with termination of employment.
     Effective December 2000, we entered into a letter agreement with Mr. Saari, our Senior Vice President of Finance and Chief Financial Officer. Pursuant to the agreement, Mr. Saari will continue to serve as our Senior Vice President of Finance and Chief Financial Officer through December 31, 2007, which term shall be automatically renewed for additional one-year terms unless timely notice of non-renewal is given by either Mr. Saari or us. Pursuant to the agreement, Mr. Saari currently receives a base salary of $270,000, which may be increased from time to time at the discretion of our board of directors. In addition, if (1) Mr. Saari’s employment is terminated by us without “cause” (as defined in the agreement), (2) Mr. Saari is not retained or is offered a salary lower than his current base salary following a “change of control” (as defined in the agreement), or (3) we require Mr. Saari to relocate more than 50 miles from our current headquarters, Mr. Saari would be entitled to receive an amount in cash equal to 12 months of his base salary.

     Grants of Plan-Based Awards Table:
     The following table shows all plan-based awards granted to the named executive officers during 2006. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table.

										All Other	All Other
										Stock	Option			Grant
										Awards:	Awards:	Exercise		Date Fair
				Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base		Value of
				Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of		Stock
				Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option		and
	Grant			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards		Option
Name	Date			($)	($)	($)	(#)	(#)	(#)	(#)	(#) (1)	($/Sh)		Awards
(a)	(b)	(b2)	(b3)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(k2)	(l)
Earl W. Powell	—			—	—	—	—	—	—	—	—	—		—

Anthony F. Bova	—			—	—	—	—	—	—	—	—	—		—

V.M. “Bud” Philbrook	2/6/2006			—	—	—	—	—	—	—	100,000	8.93		4.54

Paul G. Saari	2/6/2006			—	—	—	—	—	—	—	50,000	8.93		4.54

John A. Geary (2)	2/6/2006			—	—	—	—	—	—	—	45,000	8.93		4.54

Total:											195,000

(1)	Options vest in five equal annual installments beginning one year from the date of grant.

(2)	Mr. Geary forfeited these options as a result of the termination of his employment on May 8, 2006.
Incentive Compensation Plan
     The material features of the 2001 Stock Award Plan (the “2001 Plan”) are outlined below.
Background and Purpose
     The terms of the 2001 Plan provide for grants of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.
     We adopted the 2001 Plan to provide a means by which employees, directors, and consultants of our company and those of our subsidiaries and other designated affiliates, which we refer to together as our affiliates, may be given an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success and the success of our affiliates.
Limitations on Awards
     The 2001 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Under these limitations, no more than 500,000 shares of stock may be granted to an individual during any fiscal year pursuant to any awards granted under the 2001 Plan. The maximum amount that may be earned by any one participant as a Performance Award (payable in cash) or other cash award for a performance period is $10,000,000.
     In the event that a dividend or other distribution (whether in cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock, so that an adjustment is determined to be appropriate by the plan administrator, then the plan administrator is authorized to adjust (1) the shares available under the 2001 Plan, (2) the limitations described in the preceding paragraph, and (3) all outstanding awards, including adjustments to the number of shares and the exercise prices of options and other affected terms of awards. The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.
Eligibility
     The persons eligible to receive awards under the 2001 Plan consist of officers, directors, employees, and independent contractors of our company and those of our affiliates. However, incentive stock options may be granted under the 2001 Plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the 2001 Plan.
Administration
     Our board of directors administers the 2001 Plan unless our board of directors delegates administration of the 2001 Plan to a committee of our board of directors. At this time, our board of directors has delegated the authority to administer the 2001 Plan to the compensation committee of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2001 Plan, including the compensation committee, are referred to as the plan administrator. To the extent that the compensation committee administers the 2001 Plan, the compensation committee members may be “non-employee directors” as defined by Rule 16b 3 of the Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by any national securities exchange on which any of our securities may be listed for trading. Subject to the terms of the 2001 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2001 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2001 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion, including an amendment to reduce the exercise price of stock options or stock appreciation rights; provided, however, that any amendment that adversely affects the rights of the award recipient must receive the approval of such recipient.
Stock Options and Stock Appreciation Rights
     The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO must not be less than the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no ISO may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (so long as the plan administrator determines that the payment with shares will not cause a financial accounting charge), and outstanding awards or other property having a fair market value equal to the exercise price. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.
Restricted Stock and Stock Units
     The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of our common stock that may not be sold or disposed of and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our shareholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of our common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
     The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the plan administrator.
Bonus Stock and Awards in Lieu of Cash Obligations
     The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for our company or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2001 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
Other Stock Based Awards
     The plan administrator is authorized to grant awards under the 2001 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.
Performance Awards
     The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the 2001 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-

established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee rather than our board of directors.
     Subject to the requirements of the 2001 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of our affiliates, or for our business units and/or those of our affiliates (except with respect to the total shareholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for such Performance Awards (including for awards designed to comply with the performance-based compensation exception to Section 162(m)): (1) total shareholder return; (2) total shareholder return compared to total return (on a comparable basis) of a publicly available index, such as the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation, and amortization; (6) pretax operating earnings after interest expense but before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; and (14) ratio of debt to shareholders’ equity. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m).
Other Terms of Awards
     Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the 2001 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2001 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2001 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of nonqualified stock options for estate planning or other purposes subject to any applicable legal restrictions.
     The plan administrator may grant awards in exchange for other awards under the 2001 Plan or under other of our compensation plans, or other rights to payment from us, and may grant awards in addition to or in tandem with such other awards, rights or other awards. In addition, the plan administrator may cancel awards granted under the 2001 Plan in exchange for a payment of cash or other property. The plan administrator, in its sole discretion, will determine the terms of any exchange of or purchase of an award.
Acceleration of Vesting; Change in Control
     The plan administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2001 Plan. In addition, the plan administrator may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason.”
     To the extent we undergo a corporate transaction, the 2001 Plan provides that outstanding awards may be assumed, substituted for or continued in accordance with their terms. If the awards are not assumed, substituted for or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction.
Amendment and Termination
     Our board of directors may amend, alter, suspend, discontinue, or terminate the 2001 Plan or the plan administrator’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board of directors, the 2001 Plan will terminate on the earlier of (1) ten years after the later of (x) its adoption by our board of directors and (y) the approval of an increase in the number of shares reserved under the 2001 Plan by our board of directors (contingent upon such increase being approved by our shareholders) and (2) such time as no shares of our common stock remain available for issuance under the 2001 Plan and we have no further rights or obligations with respect to outstanding awards under the 2001 Plan. Amendments to the 2001 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.
Federal Income Tax Consequences of Awards
     The information set forth herein is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2001 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
Nonqualified Stock Options
     Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.
     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.
Incentive Stock Options
     The 2001 Plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
     If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
     We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Awards
     Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.
     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights
     We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the 2001 Plan.

     With respect to stand-alone stock appreciation rights, where the rights are granted with an strike price equal to the fair market value of the underlying stock on the grant date, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.
     With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone stock appreciation rights. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above).
     Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Stock Units
     Generally, the recipient of a stock unit will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. The stock subject to a stock unit aware may only be delivered upon one of the following events: a fixed calendar date, separation from service, death, disability or a change of control. If delivery occurs on another date, in addition to the tax treatment described above, there will be an additional twenty percent excise tax and interest on any taxes owed.
     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
     Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Dividend Equivalents
     Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.
Section 162 Limitations
     Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.
     Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the board of directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2001 Plan under which the award is granted is approved by shareholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the 2001 Plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.
     The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The 2001 Plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who is receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.
Outstanding Equity Awards at Fiscal Year-End and Option Exercised and Stock Vested Table
     The following table shows all outstanding equity awards held by the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
			Equity						Equity Incentive
			Incentive			Number	Market	Equity Incentive	Plan Awards:
	Number	Number	Plan Awards:			of	Value of	Plan Awards:	Market or
	of	of	Number of			Shares or	Shares or	Number	Payout Value
	Securities	Securities	Securities			Units of	Units of	of Unearned	of Unearned
	Underlying	Underlying	Underlying			Stock	Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexcercised	Option		That Have	That Have	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Earl W. Powell	—	—	—	—	—	—	—	—	—

Anthony F. Bova	—	—	—	—	—	—	—	—	—

V.M. “Bud” Philbrook	—	100,000	—	$8.93	2/5/2016	—	—	—	—

Paul G. Saari	—	50,000	—	$8.93	2/5/2016	—	—	—	—

John A. Geary	—	—	—	—	—	—	—	—	—

Total:		150,000

Options Exercised and Stock Vested
     None of our named executive officers exercised stock options during 2006.
Pension Benefits
     None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if the compensation committee determines that doing so is in our best interests.
Nonqualified Deferred Compensation
     None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The compensation committee may elect to provide our executive officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if the compensation committee determines that doing so is in our best interests.
Narrative Disclosure of Other Post-Employment Agreements
     Effective September 22, 2006, we entered into a severance agreement with Mr. Bova, our former President and Chief Executive Officer, in connection with the termination of his employment. Pursuant to the agreement, Mr. Bova is entitled to receive a severance payment in an amount equal to his annual base salary of $600,000, subject to applicable withholding requirements. We pay this severance payment in 12 equal monthly installments of $50,000 each, beginning October 22, 2006 and ending September 22, 2007. We also continue to provide insurance benefits to Mr. Bova for two years following his termination, during which period Mr. Bova may not compete with our company. In addition, Mr. Bova is entitled to receive three additional payments of $50,000 each as consideration for Mr. Bova executing the severance agreement.
Outside Director Compensation Table
     The following table sets forth information with respect to the compensation received by our outside directors during 2006.

	Fees Earned			Non-Equity	Change in Pension Value
	or Paid in	Stock	Option	Incentive Plan	and Nonqualified Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
Name	($) (1)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cesar L. Alvarez	40,000	—	45,400	—	—	—	85,400

Larry D. Horner	62,500	—	45,400	—	—	—	107,900

Charles D. Murphy	57,500	—	45,400	—	—	—	102,900

Jay Shuster	67,500	—	81,150	—	—	10,000 (2)	162,650

Chester B. Vanatta	50,000	—	45,400	—	—	—	95,400

Total:	277,500	—	266,750	—	—	10,000	554,250

(1)	Our outside directors receive: an annual cash retainer of $40,000, paid on a quarterly basis. In addition, the chair receives an annual cash retainer of $5,000, and the chairmen of our various board committees receive annual cash retainers as follows: $10,000 to the audit committee chairman; $10,000 to the compensation committee chairman; and $5,000 to the nominating and corporate governance committee chairman.

(2)	Represents consulting fees paid to Mr. Shuster.
Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on its review of the Compensation Discussion and Analysis above, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in our proxy statement.
Larry D. Horner, Chairman
Charles D. Murphy, III
Chester B. Vanatta

REPORT OF THE AUDIT COMMITTEE
     Our board of directors has our appointed an audit committee consisting of three directors. All of the members of the audit committee are “independent” of our company and management, as that term is defined in Nasdaq and the SEC listing standards.
     The primary responsibility of the audit committee is to assist our board of directors in fulfilling its responsibility to oversee: (i) management’s conduct of our financial reporting process, including overseeing the integrity of the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; (ii) our systems of internal accounting and financial controls; (iii) and the annual independent audit of our financial statements.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
     In fulfilling its oversight responsibilities, the audit committee reviewed the 2006 audited financial statements with management and our independent auditors. The audit committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The audit committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors.
     The audit committee discussed with our independent auditors the overall scope and plans for their audits. The audit committee met with the independent auditors, with and without management present, to discuss the results of their audits and their evaluations of our internal controls and overall quality of the financial reporting. The audit committee held nine meetings during the fiscal year ended December 31, 2006. The audit committee has also discussed the independence of the independent auditors and concluded that their services provided to our company, including their tax and non-audit related work, were compatible with maintaining their independence.
     Based on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
     This report has been furnished by the audit committee to our board of directors.
     Chester B. Vanatta, Chairman
     Larry D. Horner
     Charles D. Murphy, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Trivest Management Agreement. Since our organization, Trivest Partners, L.P., or Trivest, has rendered consulting, financial and management services to us, including advice and assistance with respect to acquisitions, pursuant to management agreements between Trivest and us that have been replaced and amended from time to time. The management agreement currently in effect commenced as of January 1, 2003 and continues through December 31, 2007, unless terminated earlier. Our board of directors may terminate this management agreement at any time upon an affirmative vote of a majority of the then outstanding voting shares of our capital stock in favor of terminating the agreement or upon certain changes in control of Trivest.
     The management agreement provides for Trivest to be our exclusive business manager and consultant, subject to our right to engage additional financial advisors in connection with certain material transactions if approved by our board of directors. Trivest’s services include advice and assistance concerning any and all aspects of our operations, planning, and financing, including identifying and assisting with acquisitions, and identifying executive personnel for us. The management agreement also provides that neither Trivest nor any of its affiliates (other than us) will invest in, acquire, manage or otherwise provide services to any entity principally engaged in our lines of business, including entities engaged in the manufacture of certain molded plastic products, certain plastic film products and certain other products in the plastics industry, unless specifically approved by our board of directors, including a majority of independent directors. Trivest’s base compensation is $650,000 annually, payable quarterly in advance and subject to annual adjustments to reflect changes in the Consumer Price Index. If we acquire or commence new business operations, Trivest and we will in good faith determine whether and to what extent Trivest’s base compensation should be increased as a result. As additional incentive compensation, we also pay Trivest an annual payment equal to 1% of our earnings for that year before interest, taxes, depreciation, and amortization, and before compensation to Trivest under the management agreement, but only if our earnings before interest expense, income taxes, depreciation, amortization and any compensation incurred by us exceed $29 million. We will also pay Trivest a one-time fee, to be determined on a case by case basis by Trivest and us in good faith, with respect to (i) any acquisition or disposition of a business operation that is introduced or negotiated by Trivest, and (ii) certain other transactions that do not occur in the normal course of our business involving or resulting from Trivest’s efforts on our behalf, including, but not limited to, public or private financings. For 2006, we paid Trivest management fees of $1,120,843. We also reimbursed Trivest $198,305 for out-of-pocket expenses in 2006.
     Miscellaneous. Mr. Alvarez, one of our directors, is President, Chief Executive Officer, and a stockholder of Greenberg Traurig, LLP, a law firm that has been engaged to perform legal services for us in the past and that may be so engaged in the future. The fees we paid to Greenberg Traurig for legal services in 2006, 2005, and 2004 did not exceed 5% of the law firm’s total revenues.

RELATIONSHIP WITH INDEPENDENT AUDITORS
     Ernst & Young LLP served as our independent auditors for the year ended December 31, 2006 and will serve in that capacity for the 2007 fiscal year unless our board of directors deems it advisable to make a substitution. We anticipate that representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2006 by Ernst & Young LLP are as follows:

	2005	2006
Audit Fees (1)	$481,000	$770,000
Audit-Related Fees	$—	$—
Tax Fees (2)	$10,447	$—
All Other Fees (3)	$157,735	$—

(1)	Represents fees associated with the audit of our annual consolidated financial statements and related consent, review of our quarterly consolidated financial statements, and accounting consultations and assistance with the review of documents filed with the SEC.

(2)	Represents fees associated with the preparation of our corporate federal and state income tax returns and assistance with our quarterly estimated tax payments.

(3)	Represents fees associated with consultations concerning our merger and acquisition activities.
     The audit committee has considered whether the provision of non-services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.
Audit Committee Pre-Approvals
     All auditing and non-auditing services provided to us by the independent auditors are pre-approved by our audit committee or in certain instances by the Chair of the audit committee pursuant to delegated authority. At the beginning of the year, the audit committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, the specific audit and non-audit services or fees not previously approved by the audit committee are approved in advance by the audit committee or by the Chair of the audit committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the audit committee monitor actual fees to the independent auditors for audit and non-audit services.
     All of the services provided by Ernst & Young LLP described above under the captions “Audit-Related Fees,” “Tax Fee,” and “All Other Fees” were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

2006 ANNUAL REPORT ON FORM 10-K
     We have mailed, with this proxy statement, a copy of our annual report to each stockholder of record as of April 4, 2007. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to our Secretary at Atlantis Plastics, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
OTHER MATTERS
     As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors. If, however, any other matter should properly come before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
     Stockholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2008 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us on or before December 31, 2007.
     Stockholders interested in presenting a proposal for consideration at the 2007 annual meeting of stockholders must submit their proposal to us, and the proposal must be received by us on or before December 31, 2006.
By Order of the Board of Directors,

David Gershman
Secretary
Miami, Florida
April 25, 2007

[FORM OF PROXY]
ATLANTIS PLASTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY
Class A Common Stock
     The undersigned hereby, a holder of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), of ATLANTIS PLASTICS, INC., a Delaware corporation (the “Company”) hereby appoints Earl W. Powell as proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated on the reverse, all of the shares of Class A Common Stock held of record by the undersigned at the close of business on April 4, 2007 at the 2007 Annual Meeting of Stockholders of the Company to be held at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133 on May 30, 2007 at 9:00 a.m., local time, and at any adjournment or postponement thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Please mark your votes as in this example
		VOTE FOR all nominees listed at right, except vote withheld from the nominees (if any) indicated below.	VOTE WITHHELD from all nominees
Nominees: Chester B. Vanatta
1.	ELECTION			Larry D. Horner
	OF			As Directors by holders of the
	DIRECTORS			Company’s Class A Common Stock.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the space provided below:
2.	Upon such other matters as may properly come before such Annual Meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.
     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting and proxy statement relating to the 2007 Annual Meeting, and (2) the Company’s 2006 Annual Report to Stockholders.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE:	Please date and sign exactly as the name appears hereon. When shares are held by joint tenants, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.